EX-35.7


(logo) WELLS FARGO

Wells Fargo Bank, Na
CMBS Department
MAC N9401-011
1055 10th Avenue S.e.
Minneapolis, MN  55414



Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, NY 10005


RE:  Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian(in such capacity, "Wells Fargo"),hereby certifies as follows as of and for the year ending December 31, 2012 (the "reporting period"):

(a) A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision; and

(b) To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.



October 25, 2013

/s/ Kathleen Marshall
Kathleen Marshall
Vice President



Wells Fargo Bank, N.A.


(page)


To:  Deutsche Mortgage & Asset Receiving Corporation

Schedule A


List of Servicing Agreement(s) and Series


1. Pooling and Servicing Agreement dated as of December 1, 2012, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Master Servicer, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Special Servicer, and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and Wells Fargo Bank, N.A. as Trustee, Certificate Administrator, Paying Agent and Custodian relating to the Series COMM 2012-CCRE5 Commercial Mortgage Pass-Through Certificates.


(page)


To:  Deutsche Mortgage & Asset Receiving Corporation

Schedule B


Material Non-Compliance with Servicing Obligations

Not Applicable